Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 3

TO THE

POOLING AND SERVICING AGREEMENT

Amendment No. 3, dated as of September 18, 2006 (the “Amendment”), to the Pooling and Servicing Agreement (the “Agreement”) dated as of December 1, 2005 as amended by Amendment No. 1 dated as of January 26, 2006, and Amendment No. 2 dated as of March 27, 2006, among NovaStar Mortgage Funding Corporation (the “Company”), NovaStar Mortgage, Inc., as seller and servicer (the “Seller” or “Servicer”), U.S. Bank National Association as successor to Wachovia Bank, National Association, as custodian (the “Custodian”), JPMorgan Chase Bank, National Association, as trustee (the “Trustee”) and J.P. Morgan Trust Company, National Association, as co-trustee (the “Co-Trustee”). Capitalized terms used and not defined herein shall have the meaning set forth in the Agreement and Appendix A thereto.

WHEREAS, the parties hereto have entered into the Agreement;

WHEREAS, the Company has been informed by the Servicer and certain Certificateholders that they have entered into an “Acknowledgement and Assignment Agreement,” and the Servicer and such Certificateholders propose including a copy of such “Acknowledgement and Assignment Agreement” as an exhibit to the Agreement, and amending the Forms of Class CR, Class CT and Class R Certificates to include a reference to such “Acknowledgement and Assignment Agreement” therein, all for the purpose of giving future Certificateholders knowledge of the existence thereof.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto agree to amend the Agreement pursuant to Section 12.01 thereof as follows:

1. New Exhibit.

(a)	There is hereby added a new Exhibit M to the Agreement, such Exhibit being a copy of the “Acknowledgement and Assignment Agreement” in the form attached as Exhibit A hereto.

2. Additional Paragraph Added to Forms of Certain Certificates.

There is hereby added as a final paragraph the following, to be inserted in the Forms of Class CR, Class CT and Class R Certificates:

“The Servicer, the Holders of 100% of the Class CR Certificates, the Holders of 100% of the Class CT Certificates and the Holders of 100% of the Class R Certificates entered into an Acknowledgement and Assignment Agreement dated as of September 18, 2006. Such Acknowledgement and Assignment Agreement concerns the allocation among the Servicer, the Class CR, the Class CT and the Class R Certificateholders of certain amounts in connection with the termination of the Trust, and the terms thereof are intended to bind successor Servicers and all future Holders of the Class CR, Class CT and Class R Certificates. A copy of such Acknowledgement and Assignment Agreement has been included as Exhibit M to the Pooling and Servicing Agreement.”

3. Condition to Effectiveness.

As a condition to the effectiveness of this Amendment, an Opinion of Counsel satisfying the requirements of Section 12.01 of the Agreement has been received by the parties hereto.

4. Effect of Amendment.

This Amendment to the Agreement shall be effective and the Agreement shall be deemed to be modified and amended in accordance herewith on the Distribution Date on the date on which the Trustee receives an executed copy of this Amendment. This Amendment, once effective, shall be effective as of the date first set forth above. The respective rights, limitations, obligations, duties, liabilities and immunities of the Company, the Seller, the Servicer, the Custodian and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Agreement for any and all purposes. The Agreement, as amended hereby, is hereby ratified and confirmed in all respects.

5. The Agreement in Full Force and Effect as Amended.

Except as specifically amended hereby, all the terms and conditions of the Agreement shall remain in full force and effect and, except as expressly provided herein, the effectiveness of this Amendment shall not operate as, or constitute a waiver or modification of, any right, power or remedy of any party to the Agreement. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Amendment.

6. Counterparts.

This Amendment may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment shall become effective when counterparts hereof executed on behalf of such Party shall have been received.

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7. Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed therein.

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IN WITNESS WHEREOF, the Seller, the Servicer, the Company, the Trustee, the Co-Trustee and the Custodian, have caused this Amendment to be duly executed by their officers thereunto duly authorized, all as of the day and year first above written.

NOVASTAR MORTGAGE FUNDING CORPORATION, as Company

		By:	/s/ Matt Kaltenrieder
		Name:	Matt Kaltenrieder
		Title:	Vice President

NOVASTAR MORTGAGE, INC., as Servicer and as Seller

		By:	/s/ Matt Kaltenrieder
		Name:	Matt Kaltenrieder
		Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as successor to Wachovia Bank, National Association, as Custodian

		By:	/s/ Maureen Bodine
		Name:	Maureen Bodine
		Title:	As Authorized Agent for U.S. Bank National Association

NEWPORT FUNDING CORP. hereby consents to the foregoing Amendment:		JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Trustee

By:	/s/ Doris J. Hearn	By:	/s/ Andrew M. Cooper
Name:	Doris J. Hearn	Name:	Andrew M. Cooper
Title:	Vice President	Title:	Assistant Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED hereby consents to the foregoing Amendment:		J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Co-Trustee

By:	/s/ Brodie Johnson	By:	/s/ Marie P. Meritt
Name:	Brodie Johnson	Name:	Marie P. Meritt
Title:	Authorized Signatory	Title:	Authorized Signer

[Signature Page for Amendment No. 3 to the 2005-4 Pooling and Servicing Agreement]

Exhibit A

Exhibit M

Form of Acknowledgement and Assignment Agreement

This Acknowledgement and Assignment Agreement is dated as of [            ], 2006 (this “Agreement”) and relates to NovaStar Mortgage Funding Trust, Series 2005-4 (the “Trust”), which was created pursuant to the Pooling and Servicing Agreement dated as of December 1, 2005 (the “Agreement”) by and among NovaStar Mortgage Funding Corporation, as Company (the “Company”), NovaStar Mortgage, Inc., as Servicer and as Seller (the “Servicer” and the “Seller”), U.S. Bank National Association (f/k/a Wachovia Bank, National Association) as Custodian (the “Custodian”), J.P. Morgan Chase Bank, National Association as Trustee (the “Trustee”) and J.P. Morgan Trust Company, National Association, as Co-Trustee (the “Co-Trustee”) Capitalized terms used herein and not otherwise defined herein shall have their respective meanings as set forth in the Agreement.

Section 11.01(a), second, third and fourth paragraphs, of the Agreement provide as follows:

The Servicer may, at its option, terminate this Agreement on any date on which the aggregate of the Principal Balances of the Mortgage Loans on such date is equal to or less than 10% of the Maximum Collateral Amount, by purchasing, on the next succeeding Distribution Date, all of the outstanding Mortgage Loans and REO Properties at a price equal to the greater of the Principal Balance of the Mortgage Loans and REO Properties or the market value of the Mortgage Loans and REO Properties, in each case plus accrued and unpaid interest thereon at the weighted average of the Mortgage Rates through the end of the Due Period preceding the final Distribution Date plus unreimbursed Servicing Advances, Advances, any unpaid Servicing Fees allocable to such Mortgage Loans and REO Properties, any accrued and unpaid Available Funds Cap Shortfall Amount and Available Funds Cap Carryforward Amount (without duplication of amounts already paid) and any unpaid amount due the Trustee, the Swap Counterparties, the Cap Counterparties and the Custodian under this Agreement; provided, however, that in no event shall such price be less than the amount necessary to pay the sum of (i) 100% of the aggregate Certificate Principal Balance of each Class of Certificates, (ii) accrued and unpaid interest thereon at the related Pass-Through Rate through the date on which the trust is terminated, (iii) any unpaid Administrative Fees and (iv) any unpaid amount due to the Swap Counterparties or the Cap Counterparties (the “Termination Price”); provided, however, that such option may only be exercised if the Termination Price is sufficient to pay all interest accrued on, as well as amounts necessary to retire the principal balance of, each class of net interest margin notes issued pursuant to the Indenture at the time the option is exercised.

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In connection with any such purchase pursuant to the preceding paragraph, the Servicer shall deposit in the Distribution Account all amounts then on deposit in the Collection Account, which deposit shall be deemed to have occurred immediately preceding such purchase.

Any such purchase shall be accomplished by deposit into the Distribution Account on the Distribution Date of the Termination Price.

For clarification and simplification with respect to this provision, the parties hereto, such parties being (i) the Servicer, (ii) the Certificateholders owning 100% of the Class CR Certificates, (iii) the Certificateholders owning 100% of the Class CT Certificates and (iv) the Certificateholders owning 100% of the Class R Certificates, for good and valuable consideration, the receipt of which is hereby acknowledged, do hereby acknowledge and agree as follows:

(a)	to the extent that the Termination Price calculated pursuant to the Agreement would exceed the sum of (i) 100% of the aggregate Certificate Principal Balance of each Class of Certificates, (ii) accrued and unpaid interest thereon at the related Pass-Through Rate through the date on which the Trust is terminated, (iii) any unpaid Administrative Fees, (iv) any unpaid amount due to the Swap Counterparties or the Cap Counterparties and (v) any additional amounts necessary to pay all interest accrued on, as well as necessary to retire the principal balance of, any class of net interest margin notes issued pursuant to the Indenture (any such excess, the “Surplus”), the Class CR Certificateholders, the Class CT Certificateholders and the Class R Certificateholders hereby acknowledge that, as among the three of them, the intent of the Agreement is that such Surplus would be payable in its entirety to the Class CR Certificateholders; and

(b)	the Servicer shall make all calculations in connection with the determination of the Termination Price, Surplus and the amount to be deposited to the Distribution Account in connection with the redemption. The Servicer shall provide such information in writing to the Trustee not less than ten (10) Business Days prior to the Termination Date. The Trustee shall cooperate with the Servicer in making such calculations.

It is the intent of the parties hereto that this Agreement bind all subsequent Class CR, Class CT and Class R Certificateholders, as well as any successor Servicer.

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Newport Funding Corp., as Certificateholder of 100% of the Class CR Certificates

By:

Name:

Title:

Newport Funding Corp., as Certificateholder of 100% of the Class CT Certificates

By:

Name:

Title:

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Certificateholder of 100% of the Class R Certificates

By:

Name:

Title:

NovaStar Mortgage Inc., as Servicer

By:

Name:

Title:

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